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                                                                      Exhibit 23

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 1 on Form S-8 (The Lincoln Electric Company 1988 Incentive Equity Plan) to the Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 18, 1998, of Lincoln Electric Holdings, Inc. and the related Proxy Statement-Prospectus of The Lincoln Electric Company and Lincoln Electric Holdings, Inc. of our report dated February 9, 1998 with respect to the consolidated financial statements and schedule of The Lincoln Electric Company included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                                    Ernst & Young LLP

Cleveland, Ohio
June 29, 1998